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                                                                    EXHIBIT 99.3



FOR IMMEDIATE RELEASE                                      CONTACT: Maureen Fisk
                                                                    847/468-2452


                    SAFETY-KLEEN ANNOUNCES CONSUMMATION OF
                      LAIDLAW ENVIRONMENTAL TENDER OFFER


     Elgin, IL. - April 3, 1998 -- Safety-Kleen Corp. (NYSE/SK) today announced that Laidlaw Environmental Services, Inc. (NYSE/LLE) has consummated its exchange offer to Safety-Kleen Corp. shareholders who tendered their shares prior to the offer's expiration on March 31, 1998.

     Upon closing the Exchange Offer, Laidlaw Environmental acquired approximately 49.9 million shares of Safety-Kleen representing 83.4% of Safety-Kleen's outstanding common shares. In accordance with the exchange offer, each share of Safety-Kleen stock was exchanged for 2.8 shares of Laidlaw Environmental Common Stock plus $18.30 in cash. The exchange resulted in the issuance of 139.5 million shares of Laidlaw Environmental Common Stock. The LLE shares and cash will be promptly conveyed to the SK shareholders who tendered their shares.

     An additional 10.6% of Safety-Kleen's outstanding shares which were tendered by guarantees will be acquired for the same consideration on Tuesday, April 7. This would result in the issuance of an additional 17.7 million shares of Laidlaw Environmental. The remaining shareholders will receive the same compensation for their shares as a result of a merger which will follow a special shareholders meeting in early May.

     Safety-Kleen is a leading environmental and industrial service company dedicated to helping nearly 400,000 industrial and automotive customers recycle and process their waste streams.

     Laidlaw Environmental Services, Inc. is headquartered in Columbia, South Carolina and supplies hazardous and industrial waste management service to industry and government across North America. The Company provides customers with local service from more than 100 locations in the United States and Canada.